Exhibit 99.1

300 River Place Suite 4950 Detroit, MI 48207 www.uahc.com

FOR IMMEDIATE RELEASE
United American Healthcare Corporation Announces Appointment of William L. Dennis as Chief
Financial Officer
DETROIT — Jan. 21, 2010 — United American Healthcare Corporation (Nasdaq: UAHC) today announced that William L. Dennis has been named Chief Financial Officer and Treasurer effective Jan. 16, 2010. Dennis replaces Anita R. Davis, who has resigned as Chief Financial Officer and Treasurer to pursue other interests.
Dennis brings more than 30 years of accounting and finance experience to his role at UAHC. Most recently, he served as Vice President of Finance and Accounting at Toyota Boshoku America North American Interior Parts Operations, a key business unit comprised of plants in the United States, Canada and Mexico. Previously, he held a number of finance and accounting positions at Chrysler, including serving as Controller for the company’s international operations, a position that included responsibility for financial reporting. Dennis holds a bachelor’s degree in business administration from Wright State University and an MBA in finance from the University of Akron.
“We are pleased to have Bill Dennis join our senior management team,” said William Brooks, CEO of United American Healthcare. “He brings decades of senior-level experience in managing large, complex organizations that should provide a strong strategic asset to UAHC over the long term.”
About United American Healthcare Corporation

United American Healthcare Corporation (UAHC) is a healthcare management company that has pioneered the delivery of healthcare services to Medicaid recipients since 1985. For more information, please visit the Company’s web site at www.uahc.com.
United American Healthcare Corporation Safe Harbor Statement

Forward-looking statements by United American Healthcare Corporation, including those in this announcement, involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the ongoing impact of the U.S. recession, the termination of the TennCare contract, the wind-down of the CMS contract, the review of strategic alternatives, the ongoing impact of the global credit and financial crisis and other changes in general economic conditions, the effects of state and federal regulations, the effects of acquisitions and divestitures, and other risks described from time to time in each of United American Healthcare’s SEC reports, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and reports on Form 8-K.
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Contacts:
Company	Investor Relations
Bill Dennis, CFO and Treasurer	Jeff Tryka, CFA
United American Healthcare Corporation	Lambert, Edwards & Associates
313-393-4571	616-233-0500
investor_relations@uahc.com	jtryka@lambert-edwards.com